Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 27, 2025

	HNI Corporation	Steelcase Inc.	Reclassification Adjustments (Note 3)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
	(In millions)
Assets
Current Assets:
Cash and cash equivalents	$20.7	$216.8	—	$(53.1)	A	$184.4
Short-term investments	$7.4	$41.1				$48.5
Receivables, net	$255.6	$369.8	—	—		$625.4
Inventories, net	$194.5	$288.0	—	$4.0	H	$486.5
Prepaid expenses and other current assets	$64.6	$91.4	—	—		$156.0
Total Current Assets	$542.9	$1007.1		$(49.1)		$1,500.9

Net property, plant, and equipment	$513.4	$343.0	—	$290.0	F	$1,146.4
Right-of-use lease assets	$118.7	$160.8	—	$12.3	G	$291.8
Goodwill and other intangible assets, net	$603.9	$346.5		$741.2	B	$1,691.6
Other assets	$64.1	$494.6	—	—		$558.7
Total Assets	$1,843.0	$2,352.0		$994.5		$5,189.5

Liabilities and Equity:
Current Liabilities:
Accounts payable and accrued expenses	$371.5	$566.8	—	—		$938.3
Other current liabilities	$37.4	$40.3	—	—		$77.7
Total Current Liabilities	$409.0	$607.1	—	—		$1,016.1

Long-Term Debt	$324.2	$447.4	—	$938.6	C	$1,710.2
Long-Term Lease Obligations	$100.8	$132.8	—	—		$233.6
Other Long-Term Liabilities	$173.2	$148.3	—	$138.9	D	$460.4

Equity:
Capital Stock:
Preferred stock	—	—	—	—		—
Common stock	$45.8	—	—	$25.2	E	$71.0

Additional paid-in capital	$134.7	$41.5	—	$991.2	E	$1,167.4
Retained earnings	$655.5	$1,010.4	—	$(1,134.9)	E	$531.0
Accumulated other comprehensive loss	$(0.1)	$(35.5)	—	$35.5	E	$(0.1)
Total Shareholders’ Equity	$835.9	$1,016.4	—	$(83.0)		$1,769.3

Non-controlling interest	—	—	—	—		—

Total Equity	$835.9	$1,016.4	—	$(83.0)		$1,769.3

Total Liabilities and Equity	$1,843.0	$2,352.0	—	$994.5		$5,189.5

See the notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 27, 2025

	HNI Corporation	Steelcase Inc.	Reclassification Adjustments (Note 3)	Note	Transaction Accounting Adjustments (Note 5)	Note	Pro Forma Combined	Note
	(In millions, except per share amounts)
Net sales	$1,950.6	$2,464.1	—		$(4.4)	A	$4,410.3
Cost of sales	$1,138.0	$1,640.5	$(177.4)	A	$7.4	A,D	$2,608.5
Gross profit	$812.7	$823.6	$177.4		$(11.9)		$1,801.8
Selling and administrative expenses	$645.7	$718.8	$177.4	A	$10.5	C, D,F	$1,552.4
Restructuring and impairment charges	$9.7	$16.7	—		—		$26.4
Operating income (loss)	$157.3	$88.1	—		$(22.4)		$223.0
Interest expense and other, net	$18.9	$9.1	—		$21.9	E	$49.9
Income (loss) before income taxes	$138.4	$79.0	—		$(44.2)		$173.2
Income tax expense	$34.9	$2.8	—		$(7.4)	G	$30.3
Net income (loss)	$103.6	$76.2	—		$(36.8)		$143.0
Less: Net income (loss) attributable to non-controlling interest	$(0.0)	—	—		—		$(0.0)
Net income attributable to HNI Corporation	$103.6	$76.2	$—		$(36.8)		$143.0

Average number of common shares outstanding - basic	46.3	119.1					71.5	H
Net income attributable to HNI Corporation per common stock share - basic	$2.24	$0.64					$2.00

Average number of common shares outstanding - diluted	47.3	117.9					74.0	H
Net income attributable to HNI Corporation per common stock share - diluted	$2.19	$0.65					$1.93

See the notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 28, 2024

	HNI Corporation	Steelcase Inc.	Reclassification Adjustments (Note 3)	Note	Transaction Accounting Adjustments (Note 5)	Note	Combined Pro Forma	Note
	(In millions, except per share amounts)
Net sales	$2,526.4	$3,166.0	—		$(4.6)	A	$5,687.8
Cost of sales	$1,493.0	$2,119.5	$(229.2)	A	$15.2	A,B, D	$3,398.6
Gross profit	$1,033.4	$1,046.5	$229.2		(19.8)		$2,289.2
Selling and administrative expenses	$820.7	$888.0	$229.2	A	$151.8	C, D, F	$2,089.6
Restructuring and impairment charges	$6.2	$0.4	—		—		$6.6
Operating income (loss)	$206.5	$158.1	—		$(171.6)		$193.0
Interest expense and other, net	$27.2	$23.9	—		$56.8	E	$107.9
Income (loss) before income taxes	$179.3	$134.2	—		$(228.4)		$85.1
Income tax expense	$39.8	$13.5	—		$(43.7)	G	$9.6
Net income (loss)	$139.5	$120.7	—		$(184.7)		$75.5
Less: Net income (loss) attributable to non-controlling interest	$0.0	—	—		—		$0.0
Net income attributable to HNI Corporation	$139.5	$120.7	—		$(184.7)		$75.5

Average number of common shares outstanding - basic	47.4	117.9					72.6	H
Net income attributable to HNI Corporation per common stock share - basic	$2.95	$1.02					$1.04

Average number of common shares outstanding - diluted	48.5	118.9					75.2	H
Net income attributable to HNI Corporation per common stock share - diluted	$2.88	$1.02					$1.00

See the notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In millions except for share and per share data, unless indicated otherwise)

Note 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

The Transaction

On August 3, 2025, HNI, Merger Sub Inc., Merger Sub LLC and Steelcase entered into the Merger Agreement, pursuant to which: (i) Merger Sub Inc. was merged with and into Steelcase, whereupon the separate existence of Merger Sub Inc. ceased, and Steelcase continued as the surviving corporation of the first merger and a wholly owned subsidiary of HNI, and (ii) immediately after the first merger, Steelcase merged with and into Merger Sub LLC, whereupon the separate existence of Steelcase ceased, and Merger Sub LLC continued as the surviving entity of the second merger and a direct wholly owned subsidiary of HNI. The transactions were completed on December 10, 2025.

At the first effective time, each share of Steelcase common stock issued and outstanding immediately prior to the first effective time (other than shares of Steelcase common stock held directly by HNI, Merger Sub Inc. or Merger Sub LLC) was converted into the right to receive the merger consideration. Immediately following completion of the mergers, it is estimated that, based on the fully diluted shares of HNI and Steelcase as of the date of the Merger Agreement, former holders of Steelcase common stock owned approximately 35% of the common stock of the combined company, and pre-mergers holders of HNI common stock owned approximately 65% of the common stock of the combined company.

Transaction Accounting Adjustments

The unaudited pro forma condensed combined statements of operations illustrate the effects of the mergers as if the mergers had been completed on December 31, 2023, and the unaudited pro forma condensed combined balance sheet reflects the effects of the mergers as if the mergers had been completed on September 27, 2025. The historical consolidated financial information has been adjusted to give pro forma effect to pro forma events that are necessary to account for the mergers, adjustments to reflect projected financing arrangements, estimated transaction costs of the mergers, and reclassifications made to conform the financial statements of Steelcase to those of HNI. The transaction accounting adjustments are preliminary and based on estimates of the purchase consideration and estimates of the fair value and useful lives of the assets acquired and liabilities assumed.

The acquisition of Steelcase by HNI will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (ASC) 805, with HNI treated as the acquiror under ASC 805. In the unaudited pro forma condensed combined balance sheet, HNI’s costs to acquire Steelcase have been allocated to the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values would be. The transaction accounting adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the notes to the unaudited pro forma condensed combined financial statements. Actual results may differ materially from the assumptions made in the preparation of the unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the unaudited pro forma condensed combined financial information, the fair value of Steelcase’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the mergers. HNI management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available, and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for definitive measurement. Following the consummation of the mergers, HNI management will conduct a final review. As a result of that review, HNI management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information, as the final valuation of assets acquired and liabilities assumed in the mergers may be materially different than the estimated values assumed in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations include certain transaction accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the mergers or any related restructuring costs that may be contemplated.

Historical Information

The unaudited pro forma condensed combined balance sheet was prepared using the historical unaudited balance sheets of HNI and Steelcase as of September 27, 2025 and August 29, 2025, respectively. HNI follows a 52/53-week fiscal year that ends on the Saturday nearest December 31, and Steelcase follows a 52/53-week fiscal year that ends on the last Friday in February. The unaudited pro forma condensed combined statements of operations were prepared using:

•	the historical audited consolidated statement of comprehensive income of HNI for the year ended December 28, 2024;

•	the historical audited consolidated statement of income of Steelcase for the year ended February 28, 2025;

•	the historical unaudited condensed consolidated statement of comprehensive income of HNI for the nine months ended September 27, 2025; and

•	the historical unaudited condensed consolidated statements of income of Steelcase for the nine months ended November 22, 2024 and the six months ended August 29, 2025.

As the difference between HNI’s and Steelcase’s fiscal year-end dates is less than one fiscal quarter, as permitted under Rule 11-02 of Regulation S-X, the unaudited pro forma condensed combined statement of operations for the year ended December 28, 2024 has been prepared using the historical audited consolidated statement of comprehensive income of HNI for the year ended December 28, 2024 and the historical audited consolidated statement of income of Steelcase for the year ended February 28, 2025, and the unaudited pro forma condensed combined statement of operations for the nine months ended September 27, 2025 is prepared using the historical unaudited condensed consolidated statement of consolidated income of HNI for the nine months ended September 27, 2025 and the historical unaudited condensed consolidated statement of income of Steelcase for the nine months ended August 29, 2025, which is calculated as the historical audited condensed consolidated statement of income of Steelcase for the year ended February 28, 2025, less the historical unaudited condensed consolidated statement of income of Steelcase for the nine months ended November 22, 2024, plus the historical unaudited condensed consolidated statement of income of Steelcase for the six months ended August 29, 2025.

Both HNI’s and Steelcase’s historical audited and unaudited consolidated financial statements were prepared in accordance with U.S. GAAP. The historical Steelcase consolidated financial statements included within the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations include certain reclassifications that were made to conform Steelcase’s financial statement presentation to that of HNI. Refer to Note 3—Pro Forma Reclassification Adjustments in the notes to the unaudited pro forma condensed combined financial statements for more details.

Amounts throughout the notes are denoted in millions except for share and per share data, unless otherwise stated. Amounts may not sum due to rounding.

Note 2. ESTIMATED MERGER CONSIDERATION AND PRELIMINARY PURCHASE PRICE ALLOCATION

The estimated preliminary purchase price has been measured using the closing market price of HNI common stock as of December 10, 2025 as follows (in millions, except share and per share amounts):

Assumptions
HNI common stock price per share	$40.22
Cash consideration per share of HNI common stock pursuant to Merger Agreement	$7.20
Equivalent HNI common stock share amount pursuant to Merger Agreement	0.2192

	Shares of Steelcase Common Stock	Shares of HNI Common Stock Exchanged	Fair Value	Consideration
Cash Consideration:
Shares of Steelcase common stock issued and outstanding	114,842,357		$826.8
Steelcase common stock equivalent shares	6,883,572		$37.6
Total number of shares of Steelcase common stock for cash consideration	121,725,929		$864.5	Cash
Stock Consideration:
Shares of Steelcase common stock issued and outstanding	114,842,357	25,171,701	$1,012.5	HNI common stock
Replacement Share-Based Awards:
Outstanding Steelcase restricted stock unit awards relating to Steelcase common stock	4,188,672	918,229	$26.9	HNI restricted stock units
Outstanding Steelcase performance unit awards relating to Steelcase common stock	2,164,900	590,722	$18.5	HNI restricted stock units
Total estimated preliminary purchase consideration			$1,922.3

Upon consummation of the mergers, each Steelcase restricted stock unit award that was outstanding immediately prior to the first effective time, including those held by Steelcase’s executive officers, that vested based solely on continued service, and that was unvested as of immediately prior to the first effective time was assumed by HNI and converted into an award that settles in an amount in cash (that accrues interest using the applicable interest rate) and a number of shares of HNI common stock (rounded to the nearest whole share) that the holder would have received if the holder had converted all of the Steelcase common stock underlying such Steelcase restricted stock unit award based on an election to receive mixed consideration.

Each Steelcase deferred restricted stock unit award that remained outstanding immediately prior to the first effective time, all of which were held by then-current non-employee members of Steelcase’s board of directors, was canceled and converted into the right to receive an amount in cash (without interest other than as required pursuant to applicable plan terms and subject to applicable withholding taxes) equal to the product obtained by multiplying (i) the number of shares of Steelcase common stock subject to such Steelcase deferred restricted stock unit award immediately prior to the first effective time by (ii) the cash consideration.

Each Steelcase performance unit award that remained outstanding immediately prior to the first effective time, including those held by Steelcase’s executive officers, was assumed by HNI and converted into an award that vests based solely on the holder’s continued employment with HNI and settles in an amount in cash (that accrues interest using the applicable interest rate) and a number of shares of HNI common stock (rounded to the nearest whole share) that the holder would have received if the holder had converted all of the Steelcase common stock underlying the Steelcase performance unit award based on an election to receive the mixed consideration (with the performance-based vesting condition that applied to the Steelcase performance unit award immediately prior to the first effective time deemed attained at 150% of target performance based on Steelcase’s actual performance).

For purposes of the unaudited pro forma condensed combined financial information, the portion of the fair-value-based measure of the acquiree award that relates to the pre-combination service period was included in consideration transferred. The excess value of the replacement HNI awards and the fair-value-based measure of the acquiree award related to the post-combination service period have been recorded as a post-combination compensation cost over the remaining service term.

In accordance with ASC 805, the fair value of the equity securities issued as part of the merger consideration will be measured on the closing date at the then-current market price of HNI common stock. This requirement will likely result in a purchase consideration amount that differs from the estimated amounts presented in the unaudited pro forma condensed combined financial information, and that difference may be material.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Steelcase using Steelcase’s unaudited condensed consolidated balance sheet as of August 29, 2025, with the excess recorded to goodwill.

A fair value adjustment was made to the inventory, property and equipment, and the intangible assets. Additional adjustments to Steelcase’s remaining assets and liabilities may also be necessary; however, at this time, HNI has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. HNI believes that the Steelcase book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable.

Assets acquired
Cash and cash equivalents	$216.8
Accounts receivable	$369.8
Inventories	$292.0
Other current assets	$132.5
Property and equipment	$633.0
Right-of-use assets	$173.1
Intangible assets	$590.0
Other noncurrent assets	$494.6
Total assets acquired	$2,901.8

Liabilities assumed
Accounts payable and accrued expenses	$566.8
Other current liabilities	$40.3
Lease liabilities	$132.8
Other liabilities	$595.7
Total liabilities assumed	$1,335.6
Net assets acquired, excluding goodwill	$1,566.2
Deferred tax liability adjustment on the fair value of purchased intangibles, net	$(141.6)
Total estimated preliminary purchase consideration	$1,922.3
Goodwill	$497.7

Note 3. PRO FORMA RECLASSIFICATION ADJUSTMENTS

The unaudited pro forma condensed combined financial information has been prepared using HNI’s significant accounting policies as set forth in HNI’s audited consolidated financial statements for the fiscal year ended December 28, 2024. During the preparation of the unaudited pro forma condensed combined financial information, HNI performed an initial review of the accounting policies of Steelcase to determine if differences in accounting policies require reclassification or adjustment to conform to HNI’s accounting policies and classifications. During this review, HNI did not become aware of any material differences between the accounting policies of HNI and Steelcase, except for certain reclassifications necessary to conform to HNI’s financial statement presentation.

The following describes the adjustments and reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements:

A.	Reclassification of Steelcase outbound freight and distribution expenses from cost of sales to selling and administrative expenses to conform with HNI’s financial statement line item presentation.

A more comprehensive review of accounting policies of Steelcase is being performed, which may identify other differences in the accounting policies of HNI and Steelcase that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

A.
Represents adjustments to the combined company cash balance to complete and fund the mergers, including (i) net proceeds from HNI’s new debt, (ii) estimated cash consideration to be paid in connection with the Closing, and (iii) HNI and Steelcase transaction costs to be paid:

Cash and cash equivalents	As of September 27, 2025
Net proceeds from HNI’s new debt	$935.9
Cash consideration paid upon mergers	$(864.5)
HNI and Steelcase transaction costs	$(124.5)

Net adjustment to cash and cash equivalents	$(53.1)

B.	Represents the net adjustment to goodwill, as well as the adjustment to record net intangible assets to estimated fair value based on the preliminary purchase price allocation as follows:

Goodwill	As of September 27, 2025
Elimination of Steelcase’s historical goodwill	$(276.5)
Goodwill to be recorded based on the estimated preliminary purchase price allocation	$497.7
Net adjustment to goodwill	$221.2

Intangible assets	As of September 27, 2025	Estimated remaining useful life (years)
Estimated fair value of identifiable intangible assets acquired	$590.0	Various
Elimination of Steelcase’s historical intangible assets	$(70.0)
Net adjustment to intangible assets	$520.0

Net adjustment to goodwill and intangibles, net	$741.2

C.	HNI intends to finance the mergers, in part, with debt financing, which could include revolving loans and term loans.

On August 3, 2025, in connection with the Merger Agreement, HNI entered into a commitment letter with JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (the “Debt Commitment Parties”), pursuant to which, subject to the terms and conditions set forth therein, the Debt Commitment Parties have committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $1.1 billion (the “Bridge Facility”). The funding of the Bridge Facility provided for in the commitment letter is subject to the satisfaction of customary limited conditions, including the consummation of the mergers in all material respects in accordance with the Merger Agreement and the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the commitment letter. The Bridge Facility consists of two tranches identified as (i) a tranche in the amount of $300.0 million (“Tranche A”) and (ii) a tranche in the amount of $800.0 million (“Tranche B”).

On August 30, 2025, HNI and the Debt Commitment Parties entered into joinder letters to the Bridge Facility. Pursuant to the joinder letters, U.S. Bank National Association, Truist Bank, the Toronto-Dominion Bank, New York Branch, BMO Bank N.A. and HSBC Bank USA, National Association (the “Additional Commitment Parties”) agreed to provide supplemental commitments under Tranche B of the Bridge Facility.

On the Credit Agreement Effective Date, September 5, 2025, HNI entered into the Credit Agreement providing for the Revolver, the Term Loan A and the Term Loan B. The Lenders’ obligations to make available the commitments and fund the loans under the Credit Agreement are subject to the satisfaction of certain limited conditions, including the consummation of the mergers in all material respect in accordance with the Merger Agreement. Pursuant to the Credit Agreement, concurrently with the consummation of the mergers on the closing date, HNI will have the ability to borrow (i) up to $425.0 million under the Revolver (provided, that after giving effect to the mergers and the refinancing, there shall be at least $100.0 million of borrowing availability under the Revolver), (ii) up to $500.0 million under the Term Loan A and (iii) up to an expected $800.0 million under the Term Loan B. The aggregate amount of commitments under the Term Loan B on the Credit Agreement Effective Date was $0. The Revolver, Term Loan A and Term Loan B proceeds under the Credit Agreement may be borrowed and the proceeds used by HNI for the consummation of the mergers. On the Credit Agreement Effective Date, upon the establishment of each of the Revolver and the Term Loan A, the commitments under Tranche A of the Bridge Facility were permanently reduced to zero. Upon establishment of the Term Loan B, the commitments under Tranche B of the Bridge Facility will be reduced in proportion to the commitments established pursuant to the Term Loan B and, on the closing date, the Bridge Facility will be retired. The unaudited pro forma condensed combined financial information has been prepared assuming that the facilities under the Credit Agreement will finance the consummation of the mergers and that the Bridge Facility will be undrawn and retired.

HNI elected to pursue an exchange of the Public Notes. The Public Notes have a face value of $450.0 million with a coupon rate of 5.125% per annum and mature in January 2029. Through the exchange process, the Corporation received tender submissions from existing Steelcase note holders representing approximately $351 million aggregate principal amount of the Steelcase notes. The notes tendered were exchanged for new HNI senior secured public notes with the same interest rate of 5.125% per annum and scheduled maturity of January 18, 2029. The remaining Steelcase notes which were not exchanged approximate $99 million of aggregate principal amount. The non-exchanged notes continue to be classified as unsecured credit obligations of Steelcase, as a subsidiary of the Corporation, and continue to accrue interest at the rate of 5.125% per annum and have a scheduled maturity of January 18, 2029. The new public notes issued by the Corporation otherwise have identical terms and conditions, including interest payment dates and optional redemption prices, as the non-exchanged Steelcase notes. As a result of the exchange of the Public Notes, (i) the principal amount of commitments under tranche B of the Bridge Facility will be reduced by two-thirds of the aggregate principal amount of the Public Notes and (ii) the principal amount of commitments under the Term Loan A will be reduced by one third of the aggregate principal amount of the Public Notes. The unaudited pro forma condensed combined financial information has been prepared assuming that that the Public Notes are exchanged as described above.

Additionally, in connection with the mergers, HNI terminated (i) Steelcase’s existing credit agreement, dated as of February 7, 2024, by and among Steelcase, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, (ii) HNI’s existing revolving credit facility, dated as of June 14, 2022, by and among HNI, the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, and (iii) HNI’s existing “term loan A” facility, dated as of March 31, 2023, by and among HNI, the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association as administrative agent.

Debt and related balances	As of September 27, 2025
HNI proceeds from issuance of new debt, net of issuance costs	$935.9
Elimination of existing unamortized debt issuance costs of Steelcase	$2.7
Net adjustment to debt	$938.6

D.	Represents the adjustment to long-term deferred income tax liabilities, as follows:

Deferred taxes	As of September 27, 2025
Deferred tax liability adjustment on the fair value of purchased intangibles	$141.6
Deferred tax asset on the transaction accounting adjustment for transaction costs	$(2.7)
Net adjustment to long-term deferred income tax liabilities	$138.9

Goodwill arising from the acquisition is not expected to be deductible for tax reporting purposes, and no pro forma adjustments for deferred taxes have been reflected in the unaudited pro forma condensed combined financial information. Because HNI has not completed financial or tax due diligence, no additional adjustments to Steelcase’s historical deferred tax balances are reflected in the unaudited pro forma condensed combined balance sheet. Additional adjustments to Steelcase’s historical deferred tax balance may be necessary, and those adjustments may be material.

E.	Represents adjustments to shareholders’ equity accounts to eliminate historical Steelcase balances, increase common stock and additional paid-in capital of the combined company for the estimated fair value of HNI stock consideration, and adjust retained earnings of the combined company as a result of transaction accounting adjustments to net income incurred at Closing.

Shareholders’ Equity	As of September 27, 2025
Elimination of Steelcase’s historical retained earnings	$(1,010.4)
Effect of transaction costs and other adjustments to net income	$(124.5)
Net adjustment to retained earnings	$(1,134.9)
Elimination of Steelcase’s historical common stock	—
HNI common stock issued as purchase consideration	$25.2
Net adjustment to common stock	$25.2
Elimination of Steelcase’s historical accumulated other comprehensive income (“AOCI”) balance	$35.5
Elimination of Steelcase’s historical additional paid-in capital (“APIC”) balance	$(41.5)
APIC recorded for HNI common stock issued as purchase consideration	$1,032.7
Net adjustment to APIC	$991.2

F.	Represents adjustment of Steelcase’s historic property and equipment balance for the estimated step up based on the benchmarking analysis provided by third party valuation specialists.

Property and Equipment Step up	As of September 27, 2025	Estimated Life
Steelcase Property and equipment	$343.0
Estimated step up	$290.0	11
Estimated Property and equipment acquired	$633.0

G.	Represents adjustment of Steelcase’s historic right of use (“ROU”) assets to match the acquired lease liability.

ROU Asset Adjustment	As of September 27, 2025
Steelcase ROU lease liabilities	$173.1
Steelcase ROU assets	$160.8
ROU Asset Adjustment	$12.3

H.	Represents adjustment of Steelcase’s inventory balance for the estimated step up based on benchmarking analysis provided by third party valuation specialists.

Inventory Step Up	As of September 27, 2025
Steelcase inventory	$288.0
Estimated step up	$4.0
Inventory Acquired	$292.0

Note 5. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

A.	Represents the elimination of sales of finished goods from HNI companies to Steelcase-owned dealers with the corresponding elimination to cost of sales on Steelcase.

	Nine months ended September 27, 2025	Year ended December 28, 2024
Net sales & cost of sales	$4.4	$4.6

B.	Represents a step up in basis of Steelcase’s historic inventory value recorded as a result of the valuation, based on the preliminary estimated fair values and useful lives as discussed in Note 2 – Estimated Merger Consideration and Preliminary Purchase Price Allocation and Note 4 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

	Nine months ended September 27, 2025	Year ended December 28, 2024
Additional Cost of Sales recognized for the step up in basis to inventory	—	$4.0

C.	Represents the elimination of historical amortization expense related to Steelcase intangible assets and the addition of amortization expense from the acquired intangible assets based on the preliminary estimated fair values and useful lives as discussed in Note 2 – Estimated Merger Consideration and Preliminary Purchase Price Allocation and Note 4 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments:

	Nine months ended September 27, 2025	Year ended December 28, 2024
Elimination of Steelcase historical Intangible assets, net amortization expense	$(13.3)	$(17.4)
New amortization expense for newly acquired intangible assets	$25.6	$34.1
Total pro forma amortization expense adjustment	$12.3	$16.7

A 10% change in the fair value of definite-lived intangible assets acquired would change amortization expense on a pro forma basis by $2.6 million for the nine months ended September 27, 2025, and $3.4 million for the twelve months ended December 28, 2024.

D.	Represents additional depreciation expense recorded as a result of step up in basis of Steelcase’s historic Property and Equipment, based on the preliminary estimated fair values and useful lives as discussed in Note 2 – Estimated Merger Consideration and Preliminary Purchase Price Allocation and Note 4 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments:

	Nine months ended September 27, 2025	Year ended December 28, 2024
Pro forma depreciation expense adjustment – Cost of sales	$11.9	$15.8
Pro forma depreciation expense adjustment – Selling and Administrative expenses	$7.9	$10.5
Total pro forma depreciation expense adjustment	$19.8	$26.4

A 10% change in the fair value of property and equipment acquired would change depreciation expense on a pro forma basis by $4.3 million for the nine months ended September 27, 2025, and $5.8 million for the twelve months ended December 28, 2024.

E.	HNI funded the cash portion of the merger consideration with a combination of cash on hand and borrowings from HNI’s credit facilities. See Note 4.C for additional information.

Adjustments to interest expense include the following:

	Nine months ended September 27, 2025	Year ended December 28, 2024
Interest expense related to new debt used to finance merger	$39.5	$79.0
Amortization of new debt issuance costs to interest expense	$1.8	$3.5
Transaction accounting adjustment to reflect absorption of Steelcase debt	$(19.4)	$(25.7)
Net pro forma impact to interest expense	$21.9	$56.8

F.	Adjustment to reflect estimated non-recurring acquisition-related transaction costs, including investment banking, advisory, legal, valuation, and other professional fees:

	Nine months ended September 27, 2025	Year ended December 28, 2024
Non-recurring transaction costs	$(9.7)	$124.5

G.	Represents the impact on income tax expense of transaction accounting adjustments as follows:

	Nine months ended September 27, 2025	Year ended December 28, 2024
Income tax impact of transaction costs	$2.3	$(26.0)
Income tax impact of the net increase in interest expense	$(6.8)	$(13.6)
Income tax impact of the net increase in amortization expense	$(3.0)	$(4.0)
Total transaction accounting adjustments for income tax expense	$(7.4)	$(43.7)

The net transaction accounting adjustments to income tax expense reflect the tax effect of the transaction accounting adjustments using the blended statutory rate of 24% for the six months ended September 27, 2025 and the year ended December 28, 2024.

H.	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the estimated weighted-average number of shares of HNI common stock outstanding on a pro forma basis, as illustrated below. The pro forma weighted-average shares of HNI common stock outstanding have been calculated as if the shares of HNI common stock issued as merger consideration had been issued and outstanding as of the start of the pro forma period presented and accounting for the dilutive impact of HNI common stock awards anticipated to be issued to Steelcase employees and which vest after the Closing. Amounts below are in millions except per share data.

	Nine months ended September 27, 2025	Year ended December 28, 2024
Pro Forma Weighted Average Shares (Basic)
HNI historical weighted average shares outstanding (basic)	46.3	47.4
Shares of HNI common stock issued as consideration for outstanding shares of Steelcase common stock	25.2	25.2
Pro Forma Weighted Average Shares (Basic)	71.5	72.6

Pro Forma Weighted Average Shares (Diluted)
HNI historical weighted average shares outstanding (diluted)	47.3	48.5
Shares of HNI common stock issued as consideration for outstanding shares of Steelcase common stock	25.2	25.2
Dilutive impact of HNI common stock awards issued to Steelcase employees vesting after the Closing	1.5	1.5
Pro Forma Weighted Average Shares (Diluted)	74.0	75.2

	Nine months ended September 27, 2025	Year ended December 28, 2024

Pro Forma Basic Earnings Per Share
Pro forma net earnings	$143.0	$75.5
Pro forma weighted average shares (basic)	71.5	72.6
Pro Forma Basic Earnings Per Share	$2.00	$1.04

Pro Forma Diluted Earnings Per Share
Pro forma net earnings	$143.0	$75.5
Pro forma weighted average shares (diluted)	74.0	75.2
Pro Forma Diluted Earnings Per Share	$1.93	$1.00